Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of PAVmed Inc. on Form S-1 [Files No. 333-222581, 333-222234, 333-216963, and 333-214288], Form S-3 [Files No. 333-261814, 333-235335, 333-229372, 333-227718, and 333-221406] and Form S-8 [Files No. 333-269701, 333-269700, 333-264272, 333-264271, 333-258459, 333-258458, 333-256343, 333-248529, and 333-231674] of our report dated March 13, 2023, with respect to our audits of the consolidated financial statements of PAVmed Inc. and Subsidiaries as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of PAVmed Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 13, 2023